Mr. Paul Schulz
518 East Brady Street
Butler, PA  16001

October 26, 2007



Dear Paul,

It is my pleasure to offer you the position of President for EMF Corporation reporting to me. This offer is conditioned upon your presentation of documentation of your right to work in the United States and passing a drug test.

You will be paid $4,615.39 bi-weekly, which calculates to
$120,000 annually.    For fiscal year 2008 ending
September 30, 2008 and fiscal year 2009 ending
September 30, 2009, your bonus will be paid based on year end audited financial statements as per the following:

10% of EMF Net Profit Before Tax (NPBT) on the first $400,000 of NPBT

5% of EMF NPBT between $400,000 and
$800,000

3% of EMF NPBT greater than $800,000

After these periods, a different bonus calculation system is anticipated.

For FY 2008 only, in addition to the bonus outlined above, we propose an incentive bonus of up to $15,000, which would be based upon mutually agreed-upon results for EMF performance in the areas of sales, profits, on-time delivery and quality returns. Bonus payouts are conditioned on your employment as of the date of payout, which we anticipate to be approximately
45 days after the end of the fiscal year. Your bonus can be paid in any combination of cash or Dynasil stock at your discretion. Note that current policies allow each Dynasil employee to purchase up to $5,000 of Dynasil common stock per year at a 15% reduction from market prices. Your vacation entitlement is four weeks to be earned as per our company policy.

Your position is part of the Dynasil executive team and, as such, we will require that you execute both a confidentiality agreement and a non-compete agreement upon standard terms. You will become eligible to participate in our employee benefit plans based on length of service under the terms of those plans. These plans and eligibility requirements for enrollment will be explained to you when you report for work. If you accept this offer, please call Sunday Earle @ 800-456-7070 x22 to set an appointment to complete paperwork and begin your orientation and training for your new job.
In addition to our standard relocation package, we are suggesting that you be entitled to an additional three months of temporary housing on a month to month basis.
 With approval in advance, we will work with you regarding total relocations costs. Dynasil/EMF is interested in having you settled in Ithaca as soon as possible. We have a real estate agent, Linda Santos
(santos.homes@gmail.com) who will be happy to work with you on finding housing.

We offer you a signing/retention bonus in the form of stock options subject to ratification by the Board of Directors for 30,000 Dynasil shares at an exercise price of $2.00/share which will vest two years from date of hire. Further stock options may be granted at the discretion of the Board of Directors.

We look forward to welcoming you on board at EMF on November 19.

Best regards,

/s/ Craig T. Dunham
Craig T. Dunham
Dynasil Corporation President and CEO


I accept the above offer of employment and will report to work on
November 19, 2007.


/s/ Paul Schultz_____
    ______________
Signature
                      Date